                                 EXHIBIT 11.2

                                CONSILIUM, INC.

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                  (Unaudited)
               (Amounts in thousands, except per share amounts)

                                                  Six Months Ended
                                                      April 30,
                                               ----------------------
                                                 1996          1995
                                               --------      --------
Primary and fully diluted
   earnings per share:

Weighted average number of
   shares outstanding                          $ 7,741        $7,490
Weighted average number of shares
   computed using the treasury
   stock method (1)                               --             185
                                               -------        ------
Weighted average number of shares
   outstanding, as adjusted                      7,741         7,675
                                               =======        ======

Net income (loss)                              $(2,054)          264
                                               =======        ======

Net income (loss) per shar                     $ (0.27)         0.03
                                               =======        ======


(1) Stock options have not been included in calculation of loss per share as their effect would be anti-dilutive.

Note: There is no material difference in the calculation of primary and fully diluted income per share.